UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Trico Marine Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 15, 2007

Dear Fellow Trico Stockholder:

At Trico’s Annual Meeting of Stockholders on June 12, 2007, you will be asked to elect three directors.  Your Board of Directors urges you to vote FOR your Board’s experienced nominees on the WHITE proxy card today.  We believe very strongly that your Board is pursuing the right strategy to maximize value for all stockholders.  I wanted to use this letter to outline the differences between our strategy and that proposed by Newcastle. Our strategy is working.  As the chart below demonstrates, under your current Board’s leadership, your investment in Trico stock has increased 86% since the Company’s bankruptcy restructuring, outperforming our U.S.-listed peer group and the oilfield services index (OSX).  On May 9, 2007, Trico’s stock reached an all-time high.

TRMA +86%
OSX +72%
U.S. Peers +61%

Our Board and management team have been executing on a strategic plan designed to position your Company for growth while improving the stability of our cash flow.  In two short years, we have capitalized on the strength of the energy markets and repositioned our fleet to growing markets, redeployed our highest quality stacked vessels back into active service and monetized substantially all of the remaining stacked vessels. Now, with a revitalized balance sheet, we will reinvest in our fleet. As we successfully execute this next phase, we believe the equity markets will continue to reward Trico for its performance.

Newcastle has proposed three of its employees, who have no experience in our business, to serve on your Board of Directors. Newcastle asserts that, if elected, these nominees will push Trico to abandon our strategy to build long-term value in favor of chasing a potential short-term payout.  We do not believe Newcastle’s strategy is in your best interest and, frankly, highlights their lack of knowledge with respect to our industry and Company.

Trico’s Growth Strategy	Newcastle’s Alternative
✓ Expand into growing markets ✓ Upgrade and renew fleet ✓ Seek attractive acquisition opportunities ✓ Maintain a conservative financial profile	✗ Cancel proposed $400-$600 million refleeting program ✗ Return “excess” cash through dividends and/or substantial share repurchases ✗ Explore a sale of all or parts of the business

SETTING THE RECORD STRAIGHT

We would like to take this opportunity to set the record straight regarding incorrect assumptions and assertions made by Newcastle.

Newcastle’s Assertions	The Facts Are
✗ The Company proposes significant capital spending in a highly uncertain market.

✓

Trico’s proposed refleeting budget of $400-$600 million is appropriate and prudent.

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We are bullish on the long-term fundamentals of our business.  We now must reinvest in the business to meet our customers’ needs.

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We have been disciplined about adding to our active fleet – we utilized stacked vessels first, and are ensuring investments have acceptable returns.

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Trico’s disciplined approach to investing in its fleet is the result of extensive review with its advisors as well as the Board’s experience in managing through multiple energy industry cycles.

Newcastle’s Assertions	The Facts Are
✗ The Company’s strategy spreads the Company too thinly.

✓

Historically, Trico was dependent on the volatile US market, so we have mobilized vessels to growing international markets such as Southeast Asia and West Africa.

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Increasing our presence in expanding international markets has enabled us to secure attractive long-term contracts thereby reducing the volatility of our cash flow

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We are now deepening our presence in the markets where our customers are increasing their spending.

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Trico has been judicious in its expansion.  Our Southeast Asia Joint Venture with COSL, one of the leading offshore oilfield service companies in Asia, has allowed us to leverage our partner’s existing operations, market knowledge and relationships to address this fast growing market.

✗ Explore a sale of all or parts of the business. Related tax issues can be overcome.

✓

Since our restructuring in 2005, we have been working with outside advisors to explore alternatives to maximize stockholder value.

✓

 The Company has been clear that it will consider all methods of maximizing value, if the value received by stockholders is fair and all stockholders benefit.

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The sale of either the North Sea or Gulf of Mexico businesses would result in stockholders receiving less than fair value for their investment.

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The tax costs associated with sales would be substantial, reducing the value that can be delivered to stockholders.

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The Company’s plan projects utilization of its NOL to offset current operating profits. A sale of the North Sea would utilize the Company’s NOL today and decrease the NOL balance reducing the Company’s ability to shield future operating profits or gain on the sale of the remaining business.  Any move to accelerate the utilization of the NOL is a timing issue only; it does not create significant value.

Newcastle’s Assertions	The Facts Are
✗ Highly attractive offers have recently been made for Trico's North Sea fleet.

✓

The Company received two inadequate, highly conditional proposals from the same party for our North Sea assets. These proposals were evaluated and rejected by the Board.

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In addition to an inadequate price, the proposals:

- Included a vessel we did not even own;

- Were subject to numerous conditions including financing; and,

- Could not be completed without significant adverse tax consequences.

✗ The right course is for the Company to abandon its strategy and return its substantial cash reserve to its stockholders.

✓

The Company has no “excess” cash at this time. We believe our fleet investment requires our existing cash balances, projected free cash flow and prudent leverage.

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The Board believes that a substantial dividend or stock repurchase at this time would deplete the Company’s cash reserves and would likely jeopardize its ability to maximize value over a reasonable period of time.

✓

We believe that the successful execution of our fleet rejuvenation strategy will position Trico in the future to consider returning capital to stockholders.

Do not be misled by Newcastle – it is clear that Newcastle possesses no operating knowledge of our business or our industry, and adopting Newcastle’s short-sighted approach may reduce, rather than create, value.  Newcastle claims to want to maximize stockholder value but they reduced their own holdings by over 70% before filing their preliminary proxy statement challenging our strategy. With over 130 years of collective relevant experience, your current Board has confidence in the continued execution of our strategic plan and believes it is the RIGHT plan to deliver enhanced value to stockholders.

ASK YOURSELF THESE QUESTIONS

•

What rational investor would ask for three board seats when its ownership interest in Trico is less than 0.1%?

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Why would an investor that believes it can increase stockholder value deny itself the benefit by selling over 70% of its Trico shares (at a loss) on the eve of launching its proxy contest?

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Why would an investor incur proxy related expenses that could equal half of its entire equity investment?

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And most importantly, why would you vote for them?

Vote the WHITE proxy card today.

PROTECT YOUR INVESTMENT - SUPPORT YOUR BOARD’S NOMINEES TODAY

We urge you to support our three highly qualified nominees by voting the enclosed WHITE PROXY CARD TODAY. Please follow the instructions on the WHITE PROXY CARD to submit your proxy. Re-electing the Company’s nominees will help drive the Company’s continued growth and future success for the benefit of all stockholders.

Your vote is extremely important – no matter how many or how few shares you own.  To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope.  We urge you to DISCARD any BLUE proxy card you may receive from Newcastle.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT MACKENZIE PARTNERS INC., THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (800) 322-2885 OR BY E−MAIL AT PROXY@MACKENZIEPARTNERS.COM.

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

Joseph S. Compofelice

Chairman of the Board of Directors

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES, PLEASE CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES: MacKenzie Partners TOLL FREE AT (800) 322-2885

In connection with the solicitation of proxies, on April 30, 2007 Trico filed with the Securities and Exchange Commission (the “SEC”) and mailed to stockholders a definitive proxy statement and a WHITE proxy card for its 2007 annual meeting of stockholders.  Trico stockholders are strongly advised to read these documents as they contain important information.  Stockholders may obtain Trico’s proxy statement, a WHITE proxy card and any amendments or supplements and other documents for free at the SEC’s website at www.sec.gov.  Copies of Trico’s proxy materials will also be available for free at Trico’s website at www.tricomarine.com or by writing to Trico Marine Services, Inc., 3200 Southwest Freeway, Suite 2950, Houston, Texas 77027.  In addition, copies may be requested by contacting, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.  Detailed information regarding the names, affiliations and interests of individuals who are deemed participants in the solicitation of proxies is available in Trico’s definitive proxy statement.  The contents of the websites referenced above are not deemed to be incorporated by reference into Trico’s proxy statement.